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                     August 8, 2022

       Eric Seeton
       Chief Financial Officer
       Franchise Group, Inc.
       109 Innovation Court, Suite J
       Delaware, OH 43015

                                                        Re: Franchise Group,
Inc.
                                                            Form 10-K for the
year ended December 25, 2021
                                                            Filed on February
23, 2022
                                                            File No. 001-35588

       Dear Mr. Seeton:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Real Estate & Construction